Exhibit 99.1

Contact:	Katie Reinsmidt

Director of Investor Relations

(423) 490-8301

CBL & ASSOCIATES PROPERTIES REPORTS SECOND QUARTER RESULTS

•	FFO per share rose 7.0% to $0.76 in the second quarter.
•	Same-center NOI for the quarter and six-months ended June 30, 2006, rose 4.0% and 3.6%, respectively.
•	Same store sales improved by 3.8% year-to-date.
•	Portfolio occupancy was 91.4% as of June 30, 2006.

CHATTANOOGA, Tenn. (August 2, 2006) CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the second quarter and six months ended June 30, 2006. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

Net income available to common shareholders for the second quarter ended June 30, 2006, was $20,928,000 compared with $20,783,000 for the prior-year period, representing an increase of 0.7%. Net income available to common shareholders per diluted share was $0.32 in the second quarter ended June 30, 2006, compared with $0.32 for the prior-year period.

Net income available to common shareholders for the six months ended June 30, 2006, was $41,541,000 compared with $46,154,000 for the six months ended June 30, 2005, representing a decline of 10.0%. On a diluted per share basis, net income available to common shareholders for the six months ended June 30, 2006, was $0.64 compared with $0.71 in the prior-year period, representing a decline of 9.9%. Net income available to common shareholders for the six months ended June 30, 2006, declined over the prior-year period due to increases in depreciation and interest expense for the properties acquired in prior years and gains recognized in 2005 from the sale of properties.

Funds from operations (FFO) increased 6.4% to $88,535,000 for the second quarter of 2006 from $83,203,000 for the second quarter of 2005. FFO per share on a diluted fully converted basis increased 7.0% to $0.76 for the second quarter of 2006 from $0.71 in the prior-year period. FFO increased 7.8% to $185,102,000 for the six months ended June 30, 2006 from $171,664,000 for the six months ended June 30, 2005. FFO per share increased 6.8% on a diluted, fully converted basis for the six months ended June 30, 2006, to $1.58 from $1.48 per share in the prior-year period.

HIGHLIGHTS

•

Total revenues increased 16.7% in the second quarter 2006 to $236,981,000 from $203,033,000 in the prior-year period. Total revenues increased 15.5% in the six months ended June 30, 2006 to $482,300,000 from $417,745,000 in the comparable period a year ago.

•

Same center net operating income for the portfolio improved for the quarter and six months ended June 30, 2006, by 4.0% and 3.6%, respectively, compared with a 2.5% and 5.9% increase, respectively, for the prior-year periods.

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CBL Reports Second Quarter Results

August 2, 2006

•

Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls as of June 30, 2006, increased 3.8% to $335 per square foot for those tenants who have reported sales, compared with a 3.4% increase for the prior-year period.

•

The debt-to-total-market-capitalization ratio as of June 30, 2006, was 48.2% based on the common stock closing price of $38.93 and a fully converted common stock share count of 115,989,000 shares as of the same date. The debt-to-total-market-capitalization ratio as of June 30, 2005, was 40.3% based on the common stock closing price of $43.07 and a fully converted common stock share count of 115,162,000 shares as of the same date.

•	Variable rate debt of $1,146,063,000 represents 12.1% of the total market capitalization for the Company and 25.1% of the Company’s share of total consolidated and unconsolidated debt.

CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “The solid performance by our portfolio in the second quarter positions us to produce strong results throughout the remainder of this year. We were pleased that the healthy leasing environment continued as we saw at this year’s ICSC’s Spring Convention in Las Vegas and at our company’s Leasing Connection event held in June in Chattanooga. We are seeing strong retailer demand for both our new development projects as well as our existing portfolio and have been able to make significant progress in the re-leasing of spaces available within our mall properties.

We have taken steps to align our development and leasing efforts to facilitate a greater concentration on our accelerating development and redevelopment program. We are continuing to focus on proactively enhancing our existing properties through the addition of lifestyle elements, non-traditional anchors, junior anchors, and full-service restaurants. These additions successfully increase demand by both retailers and consumers at our regional malls and lifestyle centers.

The record of strong performance by our portfolio of market dominant shopping centers has greatly contributed to the notable growth of our development program. With a number of exciting new developments slated to come on-line in the coming months, we believe we are well-positioned to continue our history of impressive growth. We remain committed to providing quality returns to our shareholders.”

PORTFOLIO OCCUPANCY	June 30,
	2006	2005
Portfolio occupancy	91.4%	91.9%
Mall portfolio	91.4%	91.9%
Stabilized malls	91.4%	92.2%
Non-stabilized malls	89.3%	84.1%
Associated centers	91.8%	93.8%
Community centers	88.5%	81.1%

DISPOSITIONS

In May, the Company completed the previously announced sale of Wilkes – Barre Township Marketplace in Wilkes – Barre Township, PA; Springdale Center in Mobile, AL; Fashion Square in Orange Park, FL; Chicopee Marketplace in Chicopee, MA; and Cobblestone Village at Royal Palm in West Palm Beach, FL to Galileo America, LLC for $106.5 million.

OTHER SIGNIFICANT EVENTS

Subsequent to the quarter-end, CBL announced that it had completed $317.0 million in four separate new financings, secured by Hamilton Place Mall in Chattanooga, TN; Greenbrier Mall in Chesapeake, VA; Midland Mall in Midland, MI; and Chapel Hill Mall in Akron, OH. The fixed-rate loans replaced $249.7 million in existing financing. Excess proceeds were used to reduce outstanding balances on the Company’s lines of credit. As a result of the early extinguishment of one of the loans, CBL will incur a one-time charge of

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CBL Reports Second Quarter Results

August 2, 2006

approximately $630,000 for prepayment fees and the write-off of unamortized deferred financing costs, which will be included in net income and FFO in the third quarter of 2006.

OUTLOOK AND GUIDANCE

Based on today’s outlook and the Company’s second quarter results, the Company is providing guidance for 2006 FFO in the range of $3.31 to $3.36 per share. The full year guidance assumes NOI growth in the range of 2.5% to 3.5% and excludes the impact of any future unannounced acquisitions, gains on sales of outparcels, future lease termination fees and gains on sales of non-operating properties. The Company expects to update its annual guidance after each quarter’s results.

Low		High
Expected diluted earnings per common share	$1.41	$1.46
Adjust to fully converted shares from common shares	(0.63)	(0.66)
Expected earnings per diluted, fully converted common share	0.78	0.80
Add: depreciation and amortization	1.99	1.99
Add: gain on sales of interest in Galileo	(0.08)	(0.08)
Add: minority interest in earnings of Operating Partnership	0.62	0.65
Expected FFO per diluted, fully converted common share	$3.31	$3.36

INVESTOR CONFERENCE CALL AND SIMULCAST

CBL & Associates Properties, Inc. will conduct a conference call at 10:00 a.m. EDT on August 3, 2006, to discuss the second quarter results. The number to call for this interactive teleconference is 913-981-5519. A seven-day replay of the conference call will be available by dialing 719-457-0820 and entering the passcode 4049863. A transcript of the Company’s prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., second quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8292.

The Company will also provide an online Web simulcast and rebroadcast of its 2006 second quarter earnings release conference call. The live broadcast of CBL’s quarterly conference call will be available online at the Company’s Web site at cblproperties.com, as well as www.streetevents.com and www.earnings.com, on August 3, 2006, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through August 17, 2006.

About CBL

CBL is one of the largest and most experienced owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 126 properties, including 79 regional malls/open-air centers. The properties are located in 26 states and total 72.7 million square feet including 1.6 million square feet of non-owned shopping centers managed for third parties. CBL currently has ten projects under construction totaling 2.7 million square feet including Phase II of Gulf Coast Town Center in Ft. Myers, FL; two open-air shopping centers; two community centers, four associated/lifestyle centers and a mall expansion. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, and Dallas, TX. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with generally accepted accounting principles (“GAAP”). The National Association of Real Estate Investment Trusts defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO provides an additional

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CBL Reports Second Quarter Results

August 2, 2006

indicator of the operating performance of the Company’s properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets decline predictably over time. Since values of well-maintained real estate assets have historically risen or fallen with market conditions, the Company believes that FFO enhances investors’ understanding of the Company’s operating performance.

FFO does not represent cash flow from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

Net operating income (“NOI”) is a supplemental measure of the operating performance of the Company’s shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company’s definition of NOI may be different than that used by other companies and, accordingly, the Company’s NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the continuing operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company’s results of operations.

Pro Rata Share of Debt

The Company presents debt based on its pro rata ownership share (including the Company’s pro rata share of unconsolidated affiliates and excluding minority investors’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity. A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s consolidated balance sheet is located at the end of this earnings release.

Reclassification

Certain prior period amounts in the consolidated statements of operations have been reclassified to present marketing fund revenues and expenses on a gross basis in accordance with Emerging Issues Task Force Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. As a result, the following amounts in the consolidated statements of operations have changed from the previously reported amounts for the three months and the six months ended June 30, 2006: tenant reimbursements have increased by $5,010,000 and $9,775,000, respectively; other revenues have decreased by $823,000 and $1,613,000, respectively; and property operating expenses have increased by $4,187,000 and $8,162,000, respectively. This reclassification did not change previously reported amounts of net income available to common shareholders.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference therein, for a discussion of such risks and uncertainties.

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CBL Reports Second Quarter Results

August 2, 2006

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES:
Minimum rents	$ 149,458	$ 127,250	$ 301,610	$ 257,546
Percentage rents	1,950	1,758	8,303	9,848
Other rents	3,573	2,795	7,453	5,920
Tenant reimbursements	74,749	63,303	150,740	128,830
Management, development and leasing fees	1,687	3,773	2,764	6,818
Other	5,564	4,154	11,430	8,783
Total revenues	236,981	203,033	482,300	417,745

EXPENSES:
Property operating	36,987	32,527	77,724	68,167
Depreciation and amortization	54,471	43,321	109,237	84,595
Real estate taxes	20,528	15,891	39,793	31,312
Maintenance and repairs	13,573	11,915	26,266	24,234
General and administrative	9,062	9,234	18,649	18,421
Loss on impairment of real estate assets	274	-	274	262
Other	4,519	3,057	8,688	6,486
Total expenses	139,414	115,945	280,631	233,477
Income from operations	97,567	87,088	201,669	184,268
Interest income	1,946	2,594	3,678	4,277
Interest expense	(63,661)	(50,255)	(127,590)	(99,176)
Loss on extinguishment of debt	-	-	-	(884)
Gain on sales of real estate assets	2,030	4,382	2,930	7,096
Equity in earnings of unconsolidated affiliates	1,118	2,683	3,186	5,774
Minority interest in earnings:
Operating partnership	(17,726)	(16,895)	(35,855)	(37,721)
Shopping center properties	(673)	(1,178)	(1,261)	(2,575)
Income before discontinued operations	20,601	28,419	46,757	61,059
Operating income of discontinued operations	754	60	2,853	465
Gain (loss) on discontinued operations	7,215	(54)	7,215	(86)
Net income	28,570	28,425	56,825	61,438
Preferred dividends	(7,642)	(7,642)	(15,284)	(15,284)
Net income available to common shareholders	$ 20,928	$ 20,783	$ 41,541	$ 46,154
Basic per share data:
Income before discontinued operations, net of preferred dividends	$ 0.20	$ 0.33	$ 0.50	$ 0.73
Discontinued operations	0.13	-	0.16	0.01
Net income available to common shareholders	$ 0.33	$ 0.33	$ 0.66	$ 0.74
Weighted average common shares outstanding	64,003	62,685	63,333	62,567

Diluted per share data:
Income before discontinued operations, net of preferred dividends	$ 0.20	$ 0.32	$ 0.49	$ 0.71
Discontinued operations	0.12	-	0.15	-
Net income available to common shareholders	$ 0.32	$ 0.32	$ 0.64	$ 0.71
Weighted average common and potential dilutive
common shares outstanding	65,385	65,004	64,857	64,895

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CBL Reports Second Quarter Results

August 2, 2006

The Company's calculation of FFO is as follows (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net income available to common shareholders	$ 20,928	$ 20,783	$ 41,541	$ 46,154
Add:
Depreciation and amortization from consolidated properties	54,471	43,321	109,237	84,595
Depreciation and amortization from unconsolidated affiliates	3,365	2,210	6,643	3,920
Depreciation and amortization from discontinued operations	-	18	515	30
Minority interest in earnings of operating partnership	17,726	16,895	35,855	37,721
Less:
Loss on sales of operating real estate assets	38	397	38	174
Minority investors' share of depreciation and amortization	(568)	(289)	(1,107)	(651)
(Gain) loss on discontinued operations	(7,215)	54	(7,215)	86
Depreciation and amortization of non-real estate assets	(210)	(186)	(405)	(365)
Funds from operations	$ 88,535	$ 83,203	$ 185,102	$ 171,664

Funds from operations applicable to Company shareholders	$ 49,140	$ 45,646	$ 101,732	$ 94,228
Basic per share data:
Funds from operations	$ 0.77	$ 0.73	$ 1.61	$ 1.51
Weighted average common shares outstanding with operating partnership units fully converted	115,426	114,134	115,288	113,923
Diluted per share data:
Funds from operations	$ 0.76	$ 0.71	$ 1.58	$ 1.48
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	116,808	116,452	116,811	116,251

SUPPLEMENTAL FFO INFORMATION:

Lease termination fees	$ 2,426	$ 178	$ 8,294	$ 2,426
Lease termination fees per share	$ 0.02	$ -	$ 0.07	$ 0.02

Straight-line rental income	$ 1,336	$ 1,327	$ 2,226	$ 2,852
Straight-line rental income per share	$ 0.01	$ 0.01	$ 0.02	$ 0.02

Gains on outparcel sales	$ 2,873	$ 6,023	$ 4,508	$ 8,633
Gains on outparcel sales per share	$ 0.02	$ 0.05	$ 0.04	$ 0.07

Amortization of acquired above- and below-market leases	$ 2,322	$ 1,279	$ 4,915	$ 2,812
Amortization of acquired above- and below-market leases per share	$ 0.02	$ 0.01	$ 0.04	$ 0.02

Amortization of debt premiums	$ 1,868	$ 1,948	$ 3,710	$ 3,661
Amortization of debt premiums per share	$ 0.02	$ 0.02	$ 0.03	$ 0.03

Gain on sales of non operating properties	$ -	$ 406	$ -	$ 1,221
Gain on sales of non operating properties per share	$ -	$ -	$ -	$ 0.01

Loss on impairment of real estate assets	$ (274)	$ -	$ (274)	$ (262)
Loss on impairment of real estate assets per share	$ -	$ -	$ -	$ -

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CBL Reports Second Quarter Results

August 2, 2006

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net income	$ 28,570	$ 28,425	$ 56,825	$ 61,438

Adjustments:
Depreciation and amortization	54,471	43,321	109,237	84,595
Depreciation and amortization from unconsolidated affiliates	3,365	2,210	6,643	3,920
Depreciation and amortization from discontinued operations	-	18	515	30
Minority investors' share of depreciation and amortization in
shopping center properties	(568)	(289)	(1,107)	(651)
Interest expense	63,661	50,255	127,590	99,176
Interest expense from unconsolidated affiliates	4,275	3,538	8,669	6,060
Minority investors' share of interest expense in
shopping center properties	(1,189)	(392)	(2,351)	(770)
Loss on extinguishment of debt	-	-	-	884
Abandoned projects expense (income)	(60)	17	(65)	138
Gain on sales of real estate assets	(2,030)	(4,382)	(2,930)	(7,096)
Loss on impairment of real estate assets	274	-	274	262
Gain on sales of real estate assets of unconsolidated affiliates	(804)	(1,689)	(1,537)	(2,623)
Minority interest in earnings of operating partnership	17,726	16,895	35,855	37,721
(Gain) loss on discontinued operations	(7,215)	54	(7,215)	86
Operating partnership's share of total NOI	160,476	137,981	330,403	283,170
General and administrative expenses	9,062	9,234	18,649	18,421
Management fees and non-property level revenues	(6,204)	(7,284)	(10,865)	(12,816)
Operating partnership's share of property NOI	163,334	139,931	338,187	288,775
NOI of non-comparable centers	(21,070)	(3,122)	(44,351)	(5,176)
Total same center NOI	$ 142,264	$ 136,809	$ 293,836	$ 283,599

Malls	$ 130,912	$ 126,523	$ 271,107	$ 262,759
Associated centers	6,836	6,492	13,554	12,764
Community centers	1,096	1,053	2,122	2,371
Other	3,420	2,741	7,053	5,705
Total same center NOI	$ 142,264	$ 136,809	$ 293,836	$ 283,599

Percentage Change:
Malls	3.5%		3.2%
Associated centers	5.3%		6.2%
Community centers	4.1%		-10.5%
Other	24.8%		23.6%
Total same center NOI	4.0%		3.6%

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CBL Reports Second Quarter Results

August 2, 2006

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)
		June 30, 2006
		Fixed Rate	Variable Rate	Total
Consolidated debt		$ 3,247,156	$ 1,119,463	$ 4,366,619
Minority investors' share of consolidated debt		(51,436)	-	(51,436)
Company's share of unconsolidated affiliates' debt		225,447	26,600	252,047
Company's share of consolidated and unconsolidated debt		$ 3,421,167	$ 1,146,063	$ 4,567,230
Weighted average interest rate		5.99%	6.21%	6.04%

		June 30, 2005
		Fixed Rate	Variable Rate	Total
Consolidated debt		$ 2,778,311	$ 680,530	$ 3,458,841
Minority investors' share of consolidated debt		(52,436)	-	(52,436)
Company's share of unconsolidated affiliates' debt		121,715	87,167	208,882
Company's share of consolidated and unconsolidated debt		$ 2,847,590	$ 767,697	$ 3,615,287
Weighted average interest rate		6.36%	4.26%	5.91%

Debt-To-Total-Market Capitalization Ratio as of June 30, 2006
(In thousands, except stock price)		Shares
		Outstanding	Stock Price (1)	Value
Common stock and operating partnership units		115,989	$ 38.93	$ 4,515,452
8.75% Series B Cumulative Redeemable Preferred Stock		2,000	50.00	100,000
7.75% Series C Cumulative Redeemable Preferred Stock		460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock		700	250.00	175,000
Total market equity				4,905,452
Company's share of total debt				4,567,230
Total market capitalization				$ 9,472,682
Debt-to-total-market capitalization ratio				48.2%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on June 30, 2006. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
2006:	Basic	Diluted	Basic	Diluted
Weighted average shares - EPS	64,003	65,385	63,333	64,857
Weighted average operating partnership units	51,423	51,423	51,955	51,954
Weighted average shares- FFO	115,426	116,808	115,288	116,811

2005:
Weighted average shares - EPS	62,685	65,004	62,567	64,895
Weighted average operating partnership units	51,449	51,448	51,356	51,356
Weighted average shares- FFO	114,134	116,452	113,923	116,251

Dividend Payout Ratio	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Weighted average dividend per share	$ 0.46388	$ 0.40941	$ 0.92777	$ 0.81802
FFO per diluted, fully converted share	$ 0.76	$ 0.71	$ 1.58	$ 1.48
Dividend payout ratio	61.0%	57.7%	58.7%	55.3%

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CBL Reports Second Quarter Results

August 2, 2006

Consolidated Balance Sheets
(Preliminary and unaudited, in thousands)

	June 30, 2006	December 31, 2005
ASSETS
Real estate assets:
Land	$ 770,288	$ 776,989
Buildings and improvements	5,734,393	5,698,669
	6,504,681	6,475,658
Less: accumulated depreciation	(820,581)	(727,907)
	5,684,100	5,747,751
Real estate assets held for sale	-	63,168
Developments in progress	228,473	133,509
Net investment in real estate assets	5,912,573	5,944,428
Cash and cash equivalents	40,068	28,838
Receivables:
Tenant, net of allowance	55,819	55,056
Other	8,267	6,235
Mortgage notes receivable	18,320	18,117
Investments in unconsolidated affiliates	83,292	84,138
Other assets	211,866	215,510
	$ 6,330,205	$ 6,352,322
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage and other notes payable	$ 4,366,619	$ 4,341,055
Accounts payable and accrued liabilities	299,637	320,270
Total liabilities	4,666,256	4,661,325
Commitments and contingencies
Minority interests	576,407	609,475
Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
8.75% Series B Cumulative Redeemable Preferred Stock, 2,000,000 shares outstanding	20	20
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 64,612,220 and 62,512,816 issued and outstanding in 2006 and 2005, respectively	646	625
Additional paid-in capital	1,052,206	1,037,764
Deferred Compensation	-	(8,895)
Accumulated other comprehensive income	451	288
Retained earnings	34,207	51,708
Total shareholders' equity	1,087,542	1,081,522
	$ 6,330,205	$ 6,352,322

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